REGISTRATION   STATEMENT  NO.  333-
                                        Filed March 5, 1997


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933




                           FIRST FINANCIAL HOLDINGS, INC.
                (Exact name of registrant as specified in its charter)



                 Delaware                                57-0866076
          (State or other jurisdiction of                (I.R.S. Employer
          incorporation or organization)              Identification No.)



                                   34 Broad Street
                          Charleston, South Carolina  29401
                                   (803) 529-5800
                       (Address of principal executive offices)



                            First Financial Holdings, Inc.
                  Performance Equity Plan for Non-Employee Directors
                               (Full title of the Plan)



          A. Thomas Hood                                       Copies to:
          President and Chief Executive Officer   Eric S. Kracov, Esquire
          First Financial Holdings, Inc.                 Breyer & Aguggia
          34 Broad Street                             1300 I Street, N.W.
          Charleston, South Carolina 29401                 Suite 470 East
          (803) 529-5800                          Washington, D.C.  20005
          Name, address and telephone                      (202) 737-7900
          number of agent for service




                         Index to Exhibits Appears on Page 4.


                           Calculation of Registration Fee
                                       Proposed
            Title of                   Maximum        Proposed
            Securities  Amount to      Offering      Aggregate    Amount of
              to be         be          Price         Offering  Registration
            Registered  Registered   Per Share(1)     Price(1)       Fee
          Common Stock,
          $.01 par
          value         100,000(2)X    $27.375    = $2,737,500  $  829.55

          (1) Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, (the "Securities Act"), the price per share is estimated to be $27.375 based upon the average of the high and low trading prices of the common stock, $.01 par value per share ("Common Stock") of First Financial Holdings, Inc. (the "Registrant"), as reported on the Nasdaq Stock Market on February 27, 1997.

          (2) 100,000 shares are being registered for issuance under the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors (the "Plan"); together with an indeterminate number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.


               This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. 230.462.


                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


          Item 3.   Incorporation of Certain Documents by Reference

               The following documents filed with the Commission are incorporated in this Registration Statement by reference:

               (1) the Registrant's Annual Report on Form 10-K for the year ended September 30, 1996; and

               (2) the description of the Common Stock set forth in the Company's Proxy Statement/Prospectus dated December 11, 1987 and filed as part of the Registrant's Registration Statement on Form S-4 (File No. 33-18272), dated November 9, 1987.

               All other reports filed by the Registrant pursuant to
          Section 13(a) or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

               Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          Item 4.   Description of Securities

               Not Applicable

          Item 5.   Interests of Named Experts and Counsel

               Not Applicable

          Item 6.   Indemnification of Directors and Officers

               Section 145 of the Delaware General Corporation Law set forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities.

               Article XVII of the Registrant's Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of the Registrant for expenses (including attorney's fees but excluding amounts paid in settlement for derivative suits) actually and reasonably incurred in connection with the defense of any threatened, pending or completed action or suit if such director, officer, employee or agent is successful on the merits or otherwise, or acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

          Item 7.   Exemption From Registration Claimed

               Not Applicable

          Item 8.   Exhibits

               The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

               No.                 Exhibit

                5        Opinion of Breyer & Aguggia

               23.1      Consent of KPMG Peat Marwick LLP

               23.2      Consent of Breyer & Aguggia (see Exhibit 5)

               24        Power of attorney (see signature pages)

               99.1      Performance Equity Plan for Non-Employee Directors

          Item 9.   Undertakings

               The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration
          Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               2. That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act will and will be governed by the final adjudication of such issue.


                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, First Financial Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charleston, and State of South Carolina the 20th day of February, 1997.

                                        FIRST FINANCIAL HOLDINGS, INC.


                                        By:  /s/ A. Thomas Hood
                                             A. Thomas Hood
                                             President and Chief Executive
                                             Officer
                                             (Principal Executive Officer)


                                  POWER OF ATTORNEY

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints A. Thomas Hood his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.




          By:  /s/ A. Thomas Hood            Date:  February 20, 1997
             A. Thomas Hood
             President, Chief Executive Officer and
             Director (Principal Executive Officer)




          By:  /s/ Susan E. Baham            Date:  February 20, 1997
             Susan E. Baham
             Senior Vice President and Chief Financial
             Officer (Principal Financial Officer)

          By:  /s/ Joseph A. Baroody              Date:  February 20, 1997
             Joseph A. Baroody
             Director


          By:  /s/ Paul G. Campbell, Jr.          Date:  February 27, 1997
             Paul G. Campbell, Jr.
             Director


          By:  /s/ James C. Murray                Date:  February 27, 1997
             James C. Murray
             Director


          By:  /s/ D. Van Smith                   Date:  February 27, 1997
             D. Van Smith
             Director


          By:  /s/ Gary C. Banks, Jr.             Date:  February 27, 1997
             Gary C. Banks, Jr.
             Director
          By:  /s/ Paula Harper Bethea            Date:  February 27, 1997
             Paula Harper Bethea
             Director


          By:  /s/ A. L. Hutchinson, Jr.          Date:  February 27, 1997
             A.L. Hutchinson, Jr.
             Director


          By:  /s/ D. Kent Sharples               Date:  February 20, 1997
             D. Kent Sharples
             Director


          By:  /s/ Thomas E. Thornhill            Date:  February 27, 1997
             Thomas E. Thornhill
             Director


                                      Exhibit 5

                             Opinion of Breyer & Aguggia



                                    March 3, 1997



          Board of Directors
          First Financial Holdings, Inc.
          Operations Center
          2440 Mall Drive
          Suite 100
          Charleston, South Carolina  29418

          Gentlemen:

               We have acted as special counsel to First Financial Holdings, Inc., a Delaware corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 100,000 shares of Corporation common stock, $.01 par value per share ("Common Stock"), to be issued pursuant to the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors (the "Plan"). The Registration Statement also registers an undeterminable number of additional shares which may be necessary under the Plan to adjust the number of shares reserved for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Corporation. We have been requested by the Corporation to furnish an opinion to be included as an exhibit to the Registration Statement.

               We have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation, the Plan, a specimen stock certificate evidencing the Common Stock of the Corporation and such other corporate records and documents as we have deemed appropriate for the purpose of rendering this opinion. We are relying upon the originals, or copies certified or otherwise

          identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed appropriate or relevant as a basis for the opinion set forth below. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformity in all respects of copies to originals.

               For purposes of this opinion, we have also assumed that (i) the shares of Common Stock issuable pursuant to the Plan will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Plan; (ii) no change occurs in applicable law or the pertinent facts; and (iii) the provisions of "blue sky" and other securities laws as may be applicable have been complied with to the extent required.

               Based upon the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock to be issued pursuant to the Plan, when issued pursuant to and in accordance with the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                  Sincerely,





                                                  BREYER & AGUGGIA


                                     Exhibit 23.1

                           Consent of KPMG Peat Marwick LLP


                            INDEPENDENT AUDITORS' CONSENT

          The Board of Directors
          First Financial Holdings, Inc.
          Charleston, South Carolina

          We consent to incorporation by reference in the registration statement on Form S-8, dated February 28, 1997, to register shares of common stock which will be issued pursuant to the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors, of our report dated October 25, 1996, relating to the consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996, annual report on Form 10-K of First Financial Holdings, Inc. and subsidiaries.


                                             KPMG Peat Marwick LLP


          Greenville, South Carolina
          February 28, 1997



                                     Exhibit 23.2

                     Consent of Breyer & Aguggia (see Exhibit 5)



                                      Exhibit 24

                        Power of Attorney (see signature page)


                                     Exhibit 99.1

                            First Financial Holdings, Inc.
                  Performance Equity Plan for Non-Employee Directors


                            FIRST FINANCIAL HOLDINGS, INC.
                  PERFORMANCE EQUITY PLAN FOR NON-EMPLOYEE DIRECTORS


          1.   Purpose

               The purpose of the First Financial Holdings, Inc. Performance Equity Plan for Non-Employee Directors (the "Plan") is to promote the interests of First Financial Holdings, Inc., (the "Company"), its Affiliates and its stockholders by attracting and retaining non-employee directors capable of furthering the future success of the Company and its Affiliates and by aligning their economic interests more closely with those of the Company's stockholders.

          2.   Definitions

               "Affiliate" shall mean First Federal Savings and Loan Association of Charleston or Peoples Federal Savings and Loan Association.

               "Affiliate Board" shall mean the board of directors of an Affiliate.

               "Affiliate Fee" shall mean the retainer payable to a Participant during the Plan Year for service on an Affiliate Board.

               "Board" shall mean the board of directors of the Company.

               "Board Fee" shall mean the retainer payable to a Participant during the Plan Year for service on the Company Board.

               "Fair Market Value" shall mean, as of any date, the closing price of a Share on the Nasdaq Stock Market's National Market System, or, if no Shares were traded on such date, the next preceding date on which Shares were traded. If Shares are not traded on a national securities exchange or quoted on the Nasdaq Stock Market, and there are not at least two brokerage companies reporting a bid price per Share on any date, then the Fair Market Value shall be that value determined in good faith by the Board in such manner as it deems appropriate.

               "Participant" shall mean each member of the Board or an Affiliate Board who is not an employee of the Company or an Affiliate.

               "Plan Year" shall mean the fiscal year of the Company. The "Initial Plan Year" shall mean the period beginning October 1, 1995 and ending September 30, 1996.

               "Rule 16b-3" shall mean Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

               "Share" shall mean a common share of the Company and such other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section 5.

          3.   Effective Date and Term of the Plan

               The Plan shall become effective upon adoption by the Board, subject to approval of the Plan by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote at the annual meeting of the Company's stockholders to be held in January 1997 or at any adjournment thereof.

               The term during which Shares shall be granted under the Plan shall expire ten (10) years after the effective date of the Plan.

          4.   Grant of Shares

               For the Plan Year beginning October 1, 1996, and prior to the beginning of each Plan Year thereafter during the term of the Plan, the Board and each Affiliate Board shall specify financial performance criteria (the "Performance Targets") for the Company and each Affiliate, as appropriate, and the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares upon the attainment of the Performance Targets for the Company and each Affiliate. For any Plan Year, the Board or each Affiliate Board may specify a range of Performance Targets for the Company or the Affiliate over which the percentage of Board Fees or Affiliate Fees eligible for conversion to Shares may increase. The Performance Targets for the Company and each Affiliate shall be set forth in a resolution of the Board or the appropriate Affiliate Board.

               On the last business day of January of each Plan Year, each Participant shall receive an award of Shares for the preceding
          Plan Year based solely on the attainment of the Performance
          Targets for the Company (if the Participant is a member of the Board) and, on a separate basis, each Affiliate (if the Participant is a member of an Affiliate Board). The number of Shares awarded shall be determined separately for each Participant by (x) multiplying the percentage of the Participant's Board Fees eligible for conversion to Shares by the Participant's Board Fees, (y) for each Affiliate Board on which the Participant serves, multiplying the percentage of the Participant's Affiliate Fees eligible for conversion to Shares by the Participant's Affiliate Fees and (z) dividing the sum of the amounts determined under clauses (x) and (y) by the Fair Market
          Value of a Share on the date of grant; provided, however, that, notwithstanding anything in this Plan to the contrary, no more than fifty (50) percent of the sum of a Participant's Board Fees and Affiliate Fees in any Plan Year may be converted to Shares under this Plan. Each award of Shares shall be rounded to the nearest whole share.

               For the Initial Plan Year, Shares shall be awarded in accordance with the formula set forth in the preceding paragraph of this Section 4 on the basis of Performance Targets contained in Appendix A to the Plan. The award of Shares for the Initial Plan Year shall occur on the last business day of January 1997.

               The Shares awarded under this Plan shall be in addition to, and not in substitution for, the payment of Board Fees and Affiliate Fees in cash. None of the Shares awarded under this Plan shall be subject to forfeiture upon the termination of a Participant's service prior to completion of his or her term.

               Subject to adjustment as provided in Section 5, the number of Shares which may be granted under the Plan shall be 100,000. If on any date on which Shares are to be granted to a Participant(s), the number of Shares remaining available under the Plan is insufficient for the grant of Shares otherwise authorized under the Plan for the preceding Plan Year, then each Participant shall receive a proportionate number of the remaining Shares (rounded to the greatest number of whole Shares). The Shares granted under the Plan may consist in whole or in part of authorized and unissued or reacquired Common Stock. The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed necessary or appropriate by the Company, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that any Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

          5.   Adjustments

               The number and kind of Shares which shall be automatically granted to each Participant under Section 4 of the Plan shall be automatically adjusted to prevent dilution or enlargement of the rights of Participants in the event of any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.

          6.   Amendment, Suspension and Discontinuance

               The Board may at any time amend, suspend or discontinue the Plan, provided that, if stockholder approval of such action is necessary in order to ensure compliance with Rule 16b-3, such action shall be subject to approval by the holders of the Shares by the vote and in the manner required by Rule 16b-3.

          7.   Compliance with Rule 16b-3
               The Company intends that the Plan and all transactions hereunder meet all of the requirements of Rule 16b-3, and that any Participant shall not, as a result of any grant hereunder, lose his or her status as a "disinterested person" as defined in Rule 16b-3. Accordingly, if any provision of the Plan does not meet a requirement of Rule 16b-3 as then applicable to any such transaction, or would cause a Participant not to be a "disinterested person," such provision shall be construed or deemed amended to the extent necessary to meet such requirement and to preserve such status.

          8.   Withholding

               A Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of any Shares granted under the Plan and take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

          9.   Governing Law

               The Plan shall be applied and construed in accordance with and governed by the law of the State of South Carolina and applicable Federal law.